EXHIBIT 10.1

Annual Executive Bonus Plan Summary Sheet for fiscal 2007

Parameter	Payout (linear)	Weight
Revenue Target	Payout Parameters ranging from 40% to 200% depending on results achieved	33%
Operating Profit Target	Payout Parameters ranging from 40% to 200% depending on results achieved	33%
Individual Management Objectives	Actual Achievement	34%